Exhibit 10.1

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (the “Agreement”), dated as of July 1, 2022, is made by and between eToro Group Ltd., a company organized under the laws of the British Virgin Islands (“eToro”), and FinTech Acquisition Corp. V, a Delaware corporation (“SPAC”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

W I T N E S E T H:

WHEREAS, eToro and SPAC entered into that certain Agreement and Plan of Merger, dated as of March 16, 2021 (the “Original Merger Agreement”), by and among eToro, Buttonwood Merger Sub Corp., a Delaware corporation and a direct, wholly-owned subsidiary of eToro (“Merger Sub”), and SPAC, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of December 30, 2021 (the Original Merger Agreement, as so amended, the “Merger Agreement”);

WHEREAS, Section 9.1(a) of the Merger Agreement provides that the Merger Agreement may be terminated at any time prior to the Closing by mutual written agreement of eToro and SPAC; and

WHEREAS, the Closing has not occurred as of the date hereof and eToro and SPAC desire to terminate the Merger Agreement pursuant to Section 9.1(a) thereof, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, eToro and SPAC accordingly agree as follows:

Section 1. In accordance with Section 9.1(a) and Section 9.2 of the Merger Agreement and subject to the terms set forth herein, eToro and SPAC hereby mutually terminate the Merger Agreement effective as of the date hereof, with such termination having the effect set forth in Section 9.2(g) of the Merger Agreement.

Section 2.

2.1 Each of eToro and SPAC, for itself, its Affiliates and any of its and their Affiliates’ respective former, current or future officers, directors, agents, advisors, attorneys-in-fact, representatives, managers, members, partners, equityholders, employees, Subsidiaries, financing sources, predecessor entities, successors, assigns, parents, Affiliates, principals, administrators and other Persons that have or could potentially derive rights through them (collectively, the “Related Parties”), hereby generally, irrevocably, unconditionally and completely release and forever discharge the other and any of their Related Parties from any and all disputes, liability, claims, controversies, contentions, demands, duties, actions, debts, contracts, obligations, agreements, causes of action, suits, joinders, damages, losses, costs, expenses (including attorneys’ fees and costs), liens, indemnification rights, contributions, judgments and rights, at law of any kind whatsoever (each, a “Claim”), whether known or unknown, suspected or unsuspected, asserted or unasserted, fixed or contingent, matured or unmatured, in each case, arising from any matter concerning, based upon, in connection with, or relating to any of the Transactions, including (x) this Agreement, (y) the Merger Agreement and (z) the other Transaction Agreements, including, in each case, the transactions contemplated hereby or thereby, and the events leading to the termination of the Transactions, the Merger Agreement and the other Transaction Agreements (collectively, the “Released Claims”); provided that nothing contained herein shall be deemed to release any party hereto from its obligations under this Agreement or the obligations or provisions of the Merger Agreement, in each case, expressly deemed to survive under this Agreement or Section 9.2(g) of the Merger Agreement.

2.2 It is understood and agreed that Section 2.1 is a full and final release covering the respective Released Claims of the parties and their respective Related Parties relating to this Agreement or any of the Transactions or arising out of the Transaction Agreements. Therefore, each of the parties expressly waives any rights it may have under any statute or common law principle under which a general release does not extend to respective Released Claims that such party does not know or suspect to exist in its favor at the time of executing the release in this Agreement, which if known by such party would have affected such party’s settlement with the other. In connection with such waiver and relinquishment, the parties acknowledge that they or their respective attorneys or agents may hereafter discover Claims or facts in addition to or different from those which they now know or believe to exist with respect to the Released Claims, and which, if known on the date of the execution of this Agreement, might have materially affected such party’s decision to enter into and execute this Agreement, but that it is their respective intention hereby fully, finally and forever to settle and release all of their respective Released Claims. In furtherance of such intention, the respective releases herein given by the parties shall be and remain in effect as full and complete releases with regard to their respective Released Claims notwithstanding the discovery or existence of any such additional or different Claim or fact. Each party further agrees that by reason of the releases contained herein, such party is expressly assuming the risk of such unknown Released Claims and agrees that this Agreement applies thereto.

2.3 Each party, on behalf of itself and its Related Parties, hereby covenants to each other party and their respective Related Parties not to, with respect to any Released Claim, directly or indirectly encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by such party or its Related Parties or any third party of a suit, arbitration, mediation or claim (including a third party or derivative claim, cross-claim, counterclaim or otherwise) against any other party and/or its Related Parties relating to any Released Claim. Each Related Party may plead this Agreement as a complete bar to any Released Claim brought in derogation of this Section 2.3.

2.4 Each of the parties hereby expressly waives to the fullest extent permitted by law the provisions, rights, and benefits of California Civil Code § 1542 (or any similar Law of any jurisdiction), which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELATED PARTY.

Each party acknowledges that it may hereafter discover facts in addition to or different from those that such party now knows or believes to be true with respect to the subject of this Section 2.4.

2.5 The covenants contained in this Section 2 shall survive the execution and delivery of this Agreement indefinitely regardless of any statute of limitations.

Section 3. eToro and SPAC shall issue a joint press release with respect to this mutual termination of the Merger Agreement pursuant to this Agreement, in the form attached hereto as Exhibit A, on July 5, 2022.

Section 4. Other than as eToro or SPAC may determine is factually accurate and, based on advice of counsel, necessary (a) to respond to any legal or regulatory process or proceeding or (b) to give testimony or file any documents in any legal or regulatory proceeding, each of eToro and SPAC, on behalf of itself and its Affiliates, officers and directors, agrees that for a period of two (2) years from and after the date hereof, it will not, and will not authorize, induce or encourage any other Person to, directly or indirectly, make any public or private statements or other communications that disparage, denigrate or malign the other party or its Affiliates or Representatives.

Section 5. SPAC shall promptly return to eToro or destroy all Evaluation Material (as defined in the Confidentiality Agreement) of eToro subject to and in accordance with the terms of the Confidentiality Agreement.

Section 6. Each party hereby represents and warrants to the other party that: (a) such party has full corporate power and authority to execute, deliver and perform its obligations under this Agreement; (b) the execution and delivery of this Agreement, the termination of the Merger Agreement and consummation of the other transactions contemplated hereby have been duly and validly approved and authorized by the Board of Directors or any other necessary corporate or other action on the part of such party; (c) no other corporate proceedings on the part of such party are necessary to approve this Agreement or the termination of the Merger Agreement or to consummate the other transactions contemplated hereby; (d) this Agreement has been duly executed and delivered by such party and assuming due authorization, execution and delivery of this Agreement by the other party, this Agreement is a valid and legally binding obligation, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of rights of creditors or by general principles of equity; and (e) the execution and delivery of this Agreement by such party does not, and the performance by such party of the transactions contemplated by this Agreement does not: (i) conflict with, or result in a violation or breach of, any provision of its charter or bylaws (or equivalent organizational documents); (ii) conflict with, or result in any violation or breach of, or constitute (with our without notice of lapse of time, or both) a default under or require a consent or waiver under, any of the terms, conditions or provisions of any contractual restriction binding on such party or affecting such party or any of its assets; or (iii) conflict with or violate any order or judgment of any court or other Governmental Entity applicable to such party or any of its assets.

Section 7. With respect to the subject matter hereof, except for the obligations or provisions of the Merger Agreement, in each case, expressly deemed to survive under the Merger Agreement, this Agreement embodies the complete agreement of the parties hereto and supersedes any prior understandings, agreements or representations by or between the parties hereto, written or oral, which are related to the subject matter hereof.

Section 8. Each party hereto acknowledges and agrees that each of the non-party Related Parties are express third party beneficiaries of the releases and covenants not to sue of such non-party Related Parties contained in Section 2 of this Agreement and are entitled to enforce rights under such sections to the same extent that such non-party Related Parties could enforce such rights if they were a party to this Agreement. Except as provided in the preceding sentence, there are no third party beneficiaries to this Agreement, and this Agreement is not otherwise intended to and shall not otherwise confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 9. Section 11.1 (Notices), Section 11.2 (Interpretation), Section 11.3. (Counterparts; Electronic Delivery), Section 11.5 (Severability), Section 11.6 (Other Remedies; Specific Performance), Section 11.7 (Governing Law), Section 11.8 (Consent to Jurisdiction; Waiver of Jury Trial), Section 11.9 (Rules of Construction), Section 11.10 (Expenses), Section 11.11 (Assignment), Section 11.12 (Amendment), Section 11.13 (Waiver) and Section 11.14 (Non-Recourse) of the Merger Agreement are hereby incorporated by reference into this Agreement, mutatis mutandis.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

eToro Group LTD.

By:	/s/ Johnathan Assia
	Name:	Johnathan Assia
	Title:	Chief Executive Officer

By:	/s/ Shalom Berkovitz
	Name:	Shalom Berkovitz
	Title:	Chief Financial Officer & Deputy CEO

FinTech Acquisition Corp. V

By:	/s/ James McEntee III
	Name:	James McEntee IIII
	Title:	President

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